Exhibit 23.2.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 18, 2010 relating to the consolidated balance sheets of Macquarie Asset Management Inc. and Subsidiary, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 15, 2011